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                                                                      EXHIBIT 14

                           KEITHLEY INSTRUMENTS, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS

                             ADOPTED AUGUST 27, 2003

Keithley Instruments, Inc. values its reputation for integrity. Our directors, officers and employees shall at all times conduct themselves with the highest regard for ethics, integrity and applicable laws. This Code applies to the Company's employees, officers and directors regarding a wide range of topics and is generally designed to:

      - Require honest and ethical conduct, particularly where actual or apparent conflicts of interest could arise;

      - Ensure fair, accurate and balanced reporting of financial and other information to the SEC and the public;

      - Promote compliance with all laws in the cities, states and countries in which we operate;

      - Promote appropriate use and treatment of tangible and intangible property of the Company, including its trade secrets and proprietary information;

      - Encourage respect for the individuals, property and other rights of our employees, customers, suppliers and competitors.

1.    Compliance With Laws and Regulations; Insider Trading.

We strive to be in compliance with the letter and spirit of all laws and regulations that may apply to our business in the cities, states and countries in which we operate. Management has access to legal advice in every location in which we operate, and employees should seek advice as is necessary where there are questions or ambiguities about laws or their application to particular activities.

It is both unethical and illegal to buy, sell, trade or otherwise participate in transactions involving Keithley Common Shares or the securities of another company while in possession of material non-public information concerning Keithley or another company. We have a separate Insider Trading Policy that is distributed annually to all employees. If you have any questions regarding the propriety of any transaction in Keithley Common Shares or in any other security transaction, please contact the Chief Financial Officer.

2.    Conflicts of Interest.

A "conflict of interest" exists when a person's private interest interferes or appears to interfere in any way with the interests of the Company. A conflict of interest may arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her duties or obligations for the Company objectively. Conflicts of interest can also arise when a director, officer or employee receives improper

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personal benefits as a result of his or her position with the Company. In particular, a conflict of interest can arise when an employee, officer or director is employed by or accepts remuneration from any competitor or any business that has a business relationship with the Company or has a material financial interest in any transaction in which the Company is a party. All employees, officers and directors are expected to avoid all situations that might lead to such conflicts of interest. Employees are encouraged to talk to their supervisors, managers or other appropriate personnel about potential conflicts of interest they may be facing. Directors and officers should discuss such matters with the Company's Chief Executive Officer or Chief Financial Officer.

3.    Confidentiality; Protection and Proper Use of Company Assets.

All employees, officers and directors must maintain the strict confidentiality of confidential information entrusted to the them by the Company or its customers or suppliers, except when disclosure is authorized by the Chief Executive Officer or Chief Financial Officer or when required by applicable laws or regulations. Confidential information includes all non-public information that may be of use to competitors or could be harmful to the Company or its customers if disclosed. It also includes information that suppliers, customers and other business partners have entrusted to us. The obligation to preserve confidential information continues even after employment ends. Confidential information includes, but is not limited to, the following:

      -     Sales rates, cost or profit data for any product or business line;

      - The existence of or information in contracts in customers or suppliers;

      - Information concerning products under development or previously investigated and abandoned, including product profitability estimates, product scheduling and market research reports;

      - Information contained in laboratory notebooks, department reports, correspondence, business agreements and any similar data not known in the trade;

      - Proprietary methods or equipment used by the Company in connection with quality control, production techniques and product development;

      - Pricing formulas, cost information and other data the Company uses to formulate prices.

The Company is often a party to non-disclosure agreements with customers, suppliers and others. The purpose of such agreements is to protect confidential or sensitive information which is given and received. Employees, officers and directors aware of such agreements should exercise care in using confidential information received including with whom the information is shared.

All employees should endeavor to protect the Company's tangible assets and its intellectual property and other intangible assets and insure their efficient use. Any suspected incident of fraud or theft should be immediately reported.

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The obligation of employees to protect the Company's assets includes its proprietary information. This includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information violates Company policy. It may also result in civil or criminal penalties. All employees are required to assign to the Company their entire right, title and interest to all inventions that the employee may make or conceive, either solely or jointly with others, during his employment with the Company which are within the scope of the business of the Company and the conception of which involved use of corporate information, materials or time.

4.    Accounting and Recordkeeping.

All the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's systems of internal controls.

Business records and communications, even those intended to be confidential, often become public. Accordingly, it is important to avoid exaggeration, derogatory remarks or inappropriate characterizations of people or circumstances that could be misunderstood. This applies to emails and informal internal memos as well as formal reports.

The Company requires honest and accurate recording and reporting of business expense accounts, which must be documented and recorded accurately and regularly in accordance with Company policies. If you are not sure whether a particular item is a legitimate business expense, ask your supervisor or the Company's controller.

Senior management must be informed promptly of all matters that might be considered sensitive in preserving the Company's reputation and assets. Similarly, there shall be no concealment of information from the Company's independent auditors.

5.    Corporate Opportunities.

Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through their service for the Company or through the use of corporate property, information or position without in each case the consent of the Board of Directors. No employee may use corporate property, information or position for improper personal gain and no employee may compete with the Company directly or indirectly.

6.    Fair Competition and Fair Dealing.

We seek to outperform our competition fairly, openly and honestly. We seek competitive advantages through superior performance, but never through unethical or illegal business practices. Stealing proprietary information or inducing inappropriate disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers and competitors and their respective employees.

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7.    Business Gifts and Entertainment.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships. No employee, officer or director should accept any gifts of more than a token nature from any person or business who does or wishes to do business with the Company and should not give gifts of more than a token nature to anyone with which the Company wishes to do business. The following are permissible:

      - Accepting a gift in recognition of a commonly recognized event or occasion (such as promotion, new job, wedding, retirement or holiday), so long as the gift is not in cash and does not exceed a value that would be customary for the occasion;

      - Accepting something of value if the benefit of it is available to the general public under the same conditions on which it is made available to you;

      - Accepting meals, refreshments, travel arrangements and accommodations and entertainment of a reasonable value in the course of a meeting or other occasion to conduct business or foster business relations.

In addition, acts of hospitality towards all public officials or persons with whom the Company does business should be of such a scale and nature as to avoid compromising the integrity or impugning the reputation of the official or the Company. All such acts should be performed with the expectation that they will become a matter of public knowledge.

8.    Payments to Government Personnel.

The Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. In addition, there are U.S. laws regulating gratuities which may be accepted by U.S. governmental personnel. The promise, offer or delivery to an official or employee of the U.S. government or a gift, favor or other gratuity in violation of these rules would not only violate the Company's policy but could also result in civil and criminal penalties.

9.    Waivers and the Reporting of Illegal or Unethical Behavior.

Any waiver of this code for executive officers or directors may only be made by the Board or a Committee of the Board authorized to do so and will be promptly disclosed as required by applicable law or NYSE listing standards. Employees are encouraged to talk to supervisors, managers or other appropriate personnel about any illegal or unethical behavior they observe. It is the policy of the Company not to permit retaliation for reports of misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct.